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                                                Exhibit 99.1


                    HOME PROPERTIES SELLS
            $35 MILLION INTEREST TO PENSION FUND



For Immediate Release:

     Monday, December 23, 1996

Rochester,   New  York/  PR  Newswire/  --  Home  Properties
(NYSE:HME),   a   real  estate  investment  trust   ("REIT")
specializing in apartment communities in the Northeast, today announced that it has entered into an agreement to sell a $35 million Class A Limited Partnership Interest in Home Properties of New York, L.P. to the State of Michigan Retirement Systems. The Class A Limited Partnership Interest can be converted into 1,666,667 shares of common stock in the Company, which equates to an effective conversion price of $21.00 per share. Resale of converted shares will be restricted for the next 24 months.

The Class A Limited Partnership Interest will receive a preferred return equal to the greater of: (a) 9.25% on the original investment during the first two years declining to 9.0% thereafter, or (b) the actual dividends paid to common shareholders on 1,666,667 shares. (The Company's current dividend equates to $1.72 per share annually.) Any unconverted interest can be redeemed without premium by the Company after ten years.

Proceeds of the transaction will be used to repay floating rate debt incurred to finance recent acquisitions on an interim basis and to fund anticipated future acquisitions. Funding is anticipated to occur on December 30, 1996. The unrated private placement was negotiated directly, with virtually no transaction costs incurred by the Company.

"We are honored to accept the State of Michigan Retirement Systems as our partner and are excited about the potential to expand this strategic alliance as our Company grows," said Norman Leenhouts, Chairman and Co-CEO of Home Properties. "This transaction reflects an emerging trend in the pension industry away from direct property ownership to investment in publicly-traded stocks of real estate operating companies."

Related to this transaction, HME will expand its number of independent directors from six to seven members, adding Alan
L. Gosule, a partner with the New York law firm of Rogers and Wells. "We welcome Alan to our board and look forward to benefiting from his experience, contacts, and insights," said Leenhouts.

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In  other  news,  the Company announced that  it  raised  an additional $5.35 million in net proceeds on December 10, 1996, through the issuance of 262,000 shares of HME common stock purchased through its Direct Stock Purchase Plan.

Home Properties is a self-managed real estate investment trust which owns and manages 28 communities with 7,175 apartment units and one community containing 202 manufactured home sites. The Company is the managing general partner of an additional 3,741 apartment units and manages 1,654 apartment units and approximately 1.6 million square feet of commercial space for other owners (primarily affiliates). The majority of the 12,570 total apartment units currently owned and/or managed by Home Properties are located throughout New York State. Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME".

                            *****

For further information:

     Amy L. Tait, Executive Vice President
     Home Properties of New York, Inc.
     (716) 246-4108

Copies of other recent Home Properties press releases are available via fax at no charge by calling Company News on Call at 1-800-758-5804 and entering the code #371957 or on the Internet (http://www.prnewswire.com/cnoc/exec/menu?371957).

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